Exhibit 10(ee)


Deborah A. Meekins, President & C.E.O.                 November 5, 2004
Northern Empire Bancshares
810 Fourth Street
Santa Rosa, CA 95404

Re:  Exercise of Options in December 2003


Dear Debbie:

I am writing to comply with the Board's determination that it is in the best interest of Northern Empire Bancshares to cancel non-officer director options. Although I resigned as a director in
October 2003, I exercised   *  options in December 2003 for a total
of $ * . I voluntarily agree to pay the Corporation an additional amount of $ * , which is the difference between the option price and market price on the exercise date of December 4, 2003.

Best of luck and success in the future.

Very truly yours,

*


* Blank spaces contain information that has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.